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                                                                     EXHIBIT 4.3



                            CERTIFICATE OF AMENDMENT


                                       OF


                     RESTATED CERTIFICATE OF INCORPORATION


                                       OF


                           KIMBERLY-CLARK CORPORATION



     Kimberly-Clark Corporation, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:



          1. The Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Article IV thereof and inserting the following in lieu thereof:



                                  "ARTICLE IV



             The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is one billion, two hundred and twenty million (1,220,000,000) shares which shall be divided into two classes as follows:



             (a) Twenty million (20,000,000) shares of Preferred Stock without par value; and



             (b) One billion, two hundred million (1,200,000,000) shares of Common Stock of the par value of One Dollar and Twenty-five Cents ($1.25) per share."



          2. The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.



     IN WITNESS WHEREOF, Kimberly-Clark Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer on this 17th day of April, 1997.



                                            KIMBERLY-CLARK CORPORATION



                                            By:     /s/ DONALD M. CROOK

                                            ------------------------------------

                                            Name: Donald M. Crook


                                            Office: Vice President and Secretary


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